EXHIBIT 99.2

WAVE TO COMPLETE $15 MILLION STOCK OFFERING

Lee, MA, — May 24, 2007 — Wave Systems Corp. (NASDAQ: WAVX), a developer of trusted computing solutions and services, announced that it has agreed to sell 7,317,073 shares of its Class A common stock at a price of $2.05 per share, yielding gross proceeds of approximately $15 million.  The net proceeds of the financing, approximately $14.2 million, will be used to fund Wave’s ongoing operations.

Steven Sprague, CEO of Wave Systems, commented: “We are pleased that Wave is making steady progress in working with leading PC industry partners and enterprise prospects in driving adoption of trusted computing solutions.  We appreciate the continued support of our investors in funding Wave through these formative stages of the Trusted Computing marketplace.”

Security Research Associates acted as placement agent in connection with the offering.  The shares in this offering are being issued under a $25 million shelf registration statement which has been declared effective by the Securities and Exchange Commission.  A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Security Research Associates

Security Research Associates (SRA) was founded in San Francisco in 1980 and today offers both investment banking and institutional brokerage services.  A boutique firm by design, SRA works with a select group of portfolio managers from around the country and focuses on technology and life science companies in the micro and small cap arenas.  For more information, visit www.sracap.com.

About Wave Systems

Wave Systems solves the most critical security problems for enterprises and government with software solutions that are trustworthy, reliable, easy to use, and offer a speedy return on investment. Wave’s trusted computing software solutions include strong authentication, data protection, advanced password management and enterprise-wide trust management services. For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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Contact:

Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500